ASTEC INDUSTRIES, INC. REPORTS THIRD QUARTER 2005 RESULTS

CHATTANOOGA, Tenn. (October 24, 2005) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the third quarter ended September 30, 2005.

Net sales for the third quarter of 2005 were $149.1 million compared with $111.7 million for the third quarter of 2004. Domestic sales accounted for 80.5% and international sales 19.5% of the third quarter revenues of 2005 compared to 73.2% for domestic sales and 26.8% for international sales of the third quarter revenues for 2004. Net income for the third quarter of 2005 was $10.1 million, or $0.47 per diluted share. Net income for the third quarter of 2004 was $0.7 million, or $0.04 per diluted share.

The third quarter of 2005 included an after tax gain on the sale of the Grapevine, Texas property of $4.7 million, an after tax real estate impairment charge of $0.7 million and after tax costs of $0.3 million related to the payoff of the term loan. The gain on sale of real estate, net of real estate impairment charges, is presented as a separate line on the income statement attached to this press release and the costs related to the loan payoff are included in interest expense set forth therein. Excluding these items, net income for the third quarter of 2005 was $6.4 million, or $0.30 per diluted share, compared to net income for the third quarter of 2004 of $0.7 million, or $0.04 per diluted share for a $0.26 per share increase. This is presented in the attached reconciliation.

Net sales for the nine months ended September 30, 2005 were $481.6 million compared with $393.4 million in the same period in 2004. Net income for the nine months ended September 30, 2005 was $27.1 million, or $1.30 per diluted share, compared to net income of $18.8 million, or $0.93 per diluted share for the same period in 2004. For the nine months ended September 30, 2005, excluding the gain on the sale of the Grapevine, Texas property offset by the after tax real estate impairment charge and costs related to the payoff of the term loan discussed above, net income from continuing operations was $23.4 million, or $1.12 per diluted share, compared to $11.9 million, or $0.59 income per diluted share for the same period in 2004.

The 2004 financial statements include the results from discontinued operations related to the sale of Superior Industries which are presented in the income from discontinued operations line and are excluded from all other lines on the 2004 statement of operations attached to this press release.

Condensed consolidated financial statements for the third quarter and the first nine months of 2005 and 2004, and additional information related to segment revenues and profits are attached to this press release.

Astec's backlog at September 30, 2005, was $72.2 million compared with $66.7 million at September 30, 2004.

Comments Concerning the Fourth Quarter of 2005: The following discussion is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased with the third quarter 2005 net sales increase of 33.5% compared to the third quarter 2004 net sales even though we were unable to recognize the revenue related to the sale and shipment of two completed asphalt plants because the customers experienced last-minute permitting delays. Sales of utility trenchers continued in the third quarter to be negatively impacted by the high dealer inventory levels that existed when we transitioned from Case distribution of small trenchers to Astec distribution of small trenchers on September 30, 2004. We are pleased that the sale of the Grapevine, Texas property was completed in the third quarter.

The term debt was paid in full and the only remaining debt is in the form of Industrial Revenue Bonds which will be paid in full in the fourth quarter.

Although the fourth quarter is normally our seasonally slowest quarter, we are pleased with the current condition of our balance sheet and we believe the full effects of the new highway bill ("SAFETEALU") will be felt in 2006. With the industrial bonds being paid in full in the fourth quarter, we should be poised to take advantage of available opportunities."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on October 24, 2005 at 10:00 A.M. Eastern Time to review its third quarter results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9210; international participants should dial (201) 689-8049. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/investors/corporate info/conference calls/default.htm

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Monday, October 31, 2005, by dialing (877) 660-6853 or (201) 612-7415 for international participants - Confirmation/Conference ID # 171653. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the fourth quarter and the future generally, the payment in full of the Industrial Revenue Bonds and the impact thereof and the effects of SAFETEALU. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, downturns in the general economy or the commercial construction industry, increases in the price of oil or decreases in the availability of oil, increases in the price of raw materials, a failure to comply with covenants in the Company's amended credit agreement, contingent liability for certain customer debt, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway construction and maintenance, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2004.

For Additional Information Contact:

J. Don Brock

Chairman of the Board & C.E.O.

Phone: (423) 867-4210

Fax: (423) 867-4127

E-mail: dbrock@astecindustries.com

or

F. McKamy Hall

Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	September 30	September 30
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$ 21,215	$ 9,967
Receivables, net	60,334	48,391
Inventories	129,867	114,343
Prepaid expenses and other	13,393	9,017
Total current assets	224,809	181,718
Property and equipment, net	96,514	94,989
Other assets	24,239	28,046
Total assets	$ 345,562	$ 304,753

Liabilities and shareholders' equity
Current liabilities
Notes payable	$ -	$ 656
Current maturities of long-term debt	9,700	3,310
Accounts payable - trade	36,358	34,045
Other accrued liabilities	47,544	43,757
Total current liabilities	93,602	81,768
Long-term debt, less current maturities	-	26,560
Other non-current liabilities	15,228	6,836
Minority interest in consolidated subsidiary	574	443
Total shareholders' equity	236,158	189,146
Total liabilities and shareholders' equity	$ 345,562	$ 304,753

Certain amounts for 2004 have been reclassified to conform with the 2005 presentation.

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Net sales	$ 149,103	$ 111,718	$481,551	$ 393,383
Cost of sales	115,911	89,047	374,034	310,696
Gross profit	33,192	22,671	107,517	82,687
Selling, general, administrative and engineering expenses	23,400	20,473	69,020	59,704
Gain on sale of real estate, net of real estate impairment charge	6,531	-	6,531	-
Income from operations	16,323	2,198	45,028	22,983
Interest expense	1,353	1,156	3,518	3,891
Other income, net	56	103	191	242
Income from continuing operations before income taxes	15,026	1,145	41,701	19,334
Income taxes on continuing operations	4,938	413	14,541	7,428
Minority interest in earnings	29	1	88	47
Income from continuing operations	10,059	731	27,072	11,859
Income from discontinued operations	-	-	-	2,307
Income taxes on discontinued operations	-	-	-	(888)
Gain on disposal of discontinued operations (net of tax of $4,970)	-	-	-	5,507
Net income	$ 10,059	$ 731	$ 27,072	$ 18,785

Earnings per Common Share
Income from continuing operations:
Basic	$ 0.49	$ 0.04	$ 1.34	$ 0.60
Diluted	$ 0.47	$ 0.04	$ 1.30	$ 0.59

Income from discontinued operations:
Basic	$ -	$ -	$ -	$ 0.35
Diluted	$ -	$ -	$ -	$ 0.34

Net income:
Basic	$ 0.49	$ 0.04	$ 1.34	$ 0.95
Diluted	$ 0.47	$ 0.04	$ 1.30	$ 0.93

Weighted average common shares outstanding
Basic	20,523,622	19,763,373	20,146,240	19,698,731
Diluted	21,239,420	20,247,798	20,799,050	20,121,283

Certain amounts for 2004 have been reclassified to conform with the 2005 presentation.

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended September 30, 2005 and 2004
(dollars in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Revenues	$ 34,962	$ 63,262	$ 27,964	$ 22,915	$ -	$ 149,103
2004 Revenues	$ 26,873	$ 47,448	$ 18,971	$ 18,426	$ -	$ 111,718
Change $	$ 8,089	$ 15,814	$ 8,993	$ 4,489	$ -	$ 37,385
Change %	30.1%	33.3%	47.4%	24.4%	-	33.5%

2005 Gross Profit	$ 7,749	$ 15,278	$ 6,380	$ 3,809	$ (24)	$ 33,192
2005 Gross Profit %	22.2%	24.2%	22.8%	16.6%	0.0%	22.3%
2004 Gross Profit	$ 4,718	$ 10,796	$ 3,697	$ 3,695	$ (235)	$ 22,671
2004 Gross Profit %	17.6%	22.8%	19.5%	20.1%	-	20.3%
Change	$ 3,031	$ 4,482	$ 2,683	$ 114	$ 211	$ 10,521

2005 Profit (Loss)	$ 2,223	$ 6,361	$ 3,235	$ 7,538	$(9,303)	$10,054
2004 Profit (Loss)	$ 772	$ 2,898	$ 370	$ 477	$(3,859)	$ 658
Change $	$ 1,451	$ 3,463	$ 2,865	$ 7,061	$(5,444)	$ 9,396
Change %	188.0%	119.5%	774.3%	1480.3%	(141.1%)	1428.0%

The gain on the sale of the Grapevine facility is included in the Underground Group. The real estate impairment charge is included in the Asphalt Group. The charge off of prepaid loan fees is included in the "All Others" segment.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income is as follows:

	For the three months ended September 30
	2005	2004
Total profit for all segments	$ 10,054	$ 658
Minority interest earnings of subsidiary	(29)	(1)
Recapture of intersegment profit	34	74
Consolidated net income	$ 10,059	$ 731

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the nine months ended September 30, 2005 and 2004
(dollars in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group*	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Revenues	$136,286	$186,277	$91,384	$67,604	$ -	$481,551
2004 Revenues	$114,461	$154,780	$69,621	$54,476	$ 45	$393,383
Change $	$21,825	$31,497	$21,763	$13,128	$ (45)	$ 88,168
Change %	19.1%	20.3%	31.3%	24.1%	(100.0%)	22.4%

2005 Gross Profit	$ 29,592	$ 44,952	$21,062	$11,974	$ (63)	$107,517
2005 Gross Profit %	21.7%	24.1%	23.0%	17.7%	0.0%	22.3%
2004 Gross Profit	$ 22,727	$ 36,116	$15,856	$ 8,747	$ (759)	$ 82,687
2004 Gross Profit %	19.9%	23.3%	22.8%	16.1%	(1686.7%)	21.0%
Change	$ 6,865	$ 8,836	$5,206	$ 3,227	$ 696	$ 24,830

2005 Profit (Loss)	$ 14,262	$ 19,046	$10,328	$ 8,442	$(24,940)	$ 27,138
2004 Profit (Loss)	$ 10,035	$ 14,137	$ 5,878	$ 395	$(18,507)	$ 11,938
Change $	$ 4,227	$ 4,909	$ 4,450	$ 8,047	$ (6,433)	$ 15,200
Change %	42.1%	34.7%	75.7%	2037.2%	(34.8%)	127.3%

* The segment data for 2004 has been adjusted to reflect the sale of Superior Industries of Morris, Inc.

The gain on the sale of the Grapevine facility is included in the Underground Group. The real estate impairment charge is included in the Asphalt Group. The chargeoff of prepaid loan fees is included in the "All Others" segment.

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income is as follows:

	For the nine months ended September 30
	2005	2004
Total profit for all segments	$ 27,138	$ 11,938
Minority interest in earnings of subsidiary	(88)	(47)
Recapture (elimination) of intersegment profit	22	(32)
Consolidated income from continuing operations	27,072	11,859
Income from discontinued operations, net of tax	-	1,419
Gain on sale of discontinued operations, net of tax	-	5,507
Consolidated net income	$ 27,072	$ 18,785

Astec Industries, Inc. and Subsidiaries
Backlog by Segment
September 30, 2005 and 2004
(dollars in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2005 Backlog	$ 25,108	$ 40,621	$ 1,748	$ 4,756	$ -	$ 72,233
2004 Backlog	$ 27,319	$ 29,653	$ 2,728	$ 7,062	$ -	$ 66,762
Change $	$ (2,211)	$ 10,968	$ (980)	$ (2,306)	$ -	$ 5,471
Change %	(8.1%)	37.0%	(35.9%)	(32.7%)	$ -	8.2%

Astec Industries, Inc. and Subsidiaries
Reconciliation of Net Income to Net Income Before Unusual Items
(In thousands)
(unaudited)

	Three Months Ended	Nine Months Ended
	September 30	September 30
	2005	2005
Net income	$ 10,059	$ 27,072
Unusual Items net of tax at the statutory rate of 38.6%:
Gain on sale of Grapevine facility	4,736	4,736
Real estate impairment charge	(726)	(726)
Chargeoff of prepaid loan fees	(319)	(319)
Net income from unusual items	3,691	3,691
Net income before unusual items	$ 6,368	$ 23,381

Earnings per Common Share
Net income:
Basic	$ 0.49	$ 1.34
Diluted	$ 0.47	$ 1.30

Net income from unusual items:
Basic	$ 0.18	$ 0.18
Diluted	$ 0.17	$ 0.18

Net income before unusual items:
Basic	$ 0.31	$ 1.16
Diluted	$ 0.30	$ 1.12

Weighted average common shares outstanding
Basic	20,523,622	20,146,240
Diluted	21,239,420	20,799,050